Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Answers Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-123185, 333-138641 and 333-159969) on Form S-8 and the registration statements (No. 333-131108, 333-152650 and 333-159968) on Form S-3/A of Answers Corporation of our report dated March 8, 2010, with respect to the consolidated balance sheets of Answers Corporation and Subsidiary (“the Company”) as of December 31, 2008 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2009 which report appears in the December 31, 2009 annual report on Form 10-K of Answers Corporation.

Our audit report refers to the adoption by the Company, effective January 1, 2008, of the new accounting and disclosure requirements with respect to its assets and liabilities measured at fair value on a recurring basis, and effective January 1, 2009, of the new requirements with respect to nonfinancial assets and liabilities measured at fair value on a non-recurring basis. Also, this same report refers to the adoption by the Company, effective April 1, 2009, of the new accounting requirements with respect to the method of evaluating other-than-temporary impairments of marketable securities. Also, this same report refers to the adoption by the Company, effective January 1, 2009, of the new accounting requirements for the method used in accounting for its Redpoint warrants.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Israel)
A member firm of KPMG International

Jerusalem, Israel
March 8, 2010